Exhibit 10.13

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

Execution

REGULUS THERAPEUTICS INC.

FOUNDING INVESTOR RIGHTS AGREEMENT

REGULUS THERAPEUTICS INC.

FOUNDING INVESTOR RIGHTS AGREEMENT

THIS FOUNDING INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of the 1st day of January 2009, by and among Regulus Therapeutics Inc., a Delaware corporation (the “Company”) on the one hand, and Isis Pharmaceuticals, Inc., a Delaware Corporation (“Isis”) and Alnylam Pharmaceuticals, Inc., a Delaware corporation (“Alnylam”) who are each holders of the Company’s Series A Preferred Stock (the “Preferred Stock”) on the other hand. Isis and Alnylam may be referred to hereinafter collectively as the “Founding Investors” and each individually as a “Founding Investor”. The Company, Isis and Alnylam may be referred to hereinafter collectively as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, the Company was formerly a Delaware limited liability company with the Founding Investors as its only members;

WHEREAS, the Company converted to a Delaware corporation in January 2009;

WHEREAS, in connection with the Company’s conversion to a Delaware corporation, the Founding Investors received the Preferred Stock in exchange for their membership interests in the limited liability company; and

WHEREAS, in connection with the issuance of the Preferred Stock, the parties desire to enter into this Agreement in order to grant registration, information rights, buy-out rights and other rights to the Founding Investors as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS.

Capitalized terms used herein and not defined elsewhere herein have the meanings set forth in Exhibit A.

SECTION 2. RESTRICTIONS ON TRANSFER.

No Founding Investor may directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise deal with or encumber or dispose of in any way (each a “Transfer”) such Founding Investor’s Shares or Registrable Securities, whether in whole or in part, voluntarily or involuntarily, by operation of law or otherwise, except in accordance with the terms and conditions set forth in this Section 2.

2.1 Restrictions on Transfer Before Initial Offering. Except as provided in this Section 2, before the Company’s Initial Offering, each Founding Investor agrees that it may not and will not Transfer its Shares or Registrable Securities without the prior written consent of the other Founding Investor.

2.2 Restrictions on Transfer After Initial Offering. Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) (i) The transferee has agreed in writing to be bound by the terms of this Agreement, (ii) such Holder will have notified the Company of the proposed disposition and will have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (iii) if reasonably requested by the Company, such Holder will have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.

2.3 Exempt Transfers. Notwithstanding the provisions of Sections 2.1 and 2.2 above, no such restriction will apply to a transfer by a Founding Investor that is:

(a) a Transfer by a Founding Investor to an Affiliate of such Founding Investor; provided, however, that (i) the Affiliate of such transferring Founding Investor must have the resources, assets, experience, qualifications, permits and other rights necessary to perform under this Agreement and each of the Ancillary Agreements and (ii) the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if it were an original Founding Investor hereunder.

(b) Transfer pursuant to a Change in Control of such Founding Investor. In the event of a Change in Control of a Founding Investor, the other Founding Investor may initiate a Buy-Out pursuant to Section 4.

2.4 Stock Legends. Each certificate representing Shares or Registrable Securities will be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH

REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(a) The Company will be obligated to promptly reissue unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder has obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above will be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder.

(b) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities will be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

SECTION 3. COVENANTS OF THE COMPANY.

3.1 Financial Information and Reporting.

(a) The Company will cause to be maintained complete books and records accurately reflecting the accounts, business and transactions of the Company on a calendar-year basis and with sufficient detail and completeness customary and usual for businesses of the type engaged in by the Company. The Company’s books and records and financial statements will be kept using the accrual method of accounting and in accordance with U.S. generally accepted accounting principles. The Company will maintain a system of internal accounting controls which are sufficient to provide reasonable assurance that (w) transactions are executed in accordance with the Company’s signature authority policy; (x) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets; (y) access to the Company’s assets is permitted only in accordance with management’s authorization; and (z) the reporting of the Company’s assets is compared with existing assets at regular intervals. The Company’s financial statements will be audited annually by an independent nationally recognized public accounting firm approved by the Company’s Board of Directors.

(b) During Consolidation Period. For so long as (1) Isis’ independent auditors advise Isis that Isis should consolidate Regulus’ financial statements with Isis’ financial statements or (2) Regulus is using Isis’ financial systems (the “Consolidation Period”) Regulus will do the following:

(i) Commencing with respect to the fiscal year ending December 31, 2008, and for each fiscal year during the term hereof, the Company will deliver or mail to each Founding Investor the audited annual financial statements of the Company at least [...***...] prior to the earliest date by which either Founding Investor is required to file its annual report on Form 10-K for such fiscal year (or such earlier time as may be required by either Founding Investor to satisfy its reporting obligations under law, including without limitation, the rules and regulations of the SEC), which financial statements will have been prepared in accordance with U.S. generally accepted accounting principles.

(ii) For each fiscal quarter during the term hereof, the Company will deliver or mail to each Founding Investor an unaudited balance sheet of the Company as at the end of such quarter and unaudited statements of income and cash flows of the Company for such quarter and for the current fiscal year to the end of such fiscal quarter within [...***...] days after the end of each fiscal quarter of the Company (or such earlier time as may be required by a Founding Investor to satisfy its reporting obligations under law, including without limitation, the rules and regulations of the SEC).

(iii) Commencing with the month ending on January 31, 2009, the Company will deliver to each Founding Investor an unaudited balance sheet of the Company as at the end of such month and unaudited statements of income and of cash flows of the Company for such month and for the current fiscal year to the end of such month promptly following the Company’s completion of the review of its financial statements for such month (other than the last month of any fiscal quarter) (or such earlier time as may be required by a Founding Investor to satisfy its reporting obligations under law, including without limitation, the rules and regulations of the SEC).

(iv) The income statements and balance sheets referred to in this Section 3.1 will be accompanied by the report thereon, if any, of any independent accountants engaged by the Company or by the certificate of the President that such financial statements were prepared without audit from the books and records of the Company.

(v) The Company will use the same accounting firm as Isis uses to audit its financial statements.

(vi) The Company’s principal executive officer and principal financial officer, or persons performing similar functions, will provide certifications to Isis corresponding to those required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and the Company will provide to Isis an attestation report of its auditors with respect to the Company’s internal controls, as may be requested by Isis’ external auditors.

(vii) If after reasonable discussions in good faith, the Company’s audit committee and Isis’ audit committee cannot resolve any dispute with respect to accounting policies and practices for the Company’s financial reporting, the Parties agree that they will apply the accounting policy or practice proposed by Isis’ audit committee.

***Confidential Treatment Requested

(c) After the Consolidation Period. After the Consolidation Period and until neither Isis nor Alnylam is required to record their respective share of Regulus’ profit/loss, Regulus will provide Isis and Alnylam the information as specified on EXHIBIT E attached hereto.

(d) Once Isis and Alnylam are no longer required to record their respective share of Regulus’ income/losses, Regulus will not be required to provide the information to Isis and Alnylam outlined in Section 3.1(c) above. However, Regulus will provide to Isis and/or Alnylam any financial information reasonably requested by either company so that such company can determine if an impairment in Regulus exists, and Regulus will make its management available to Isis and/or Alnylam for reasonable inquiries regarding its financials.

3.2 Tax Matters.

(a) The Company will prepare or cause to be prepared, at the Company’s expense, all tax returns and statements, if any, that must be filed on behalf of the Company with any taxing authority, and will make timely filing thereof, including filings pursuant to extensions permitted under applicable federal and state tax regulations. With respect to the Company’s tax return for the fiscal year ended December 31, 2008, the Company will provide a draft of such tax return to each Founding Investor within a reasonable amount of time prior to filing such return to allow each Founding Investor an opportunity to review and comment on such return. In addition, the Company will give due consideration to each Founding Investor’s comments regarding the tax return for the year ended December 31, 2008.

(b) Each Founding Investor may request from the Company any information reasonably necessary for the Founding Investor to complete any of its tax returns or compute estimated tax payments and the Company will, within a reasonable period of time following the request, provide such information to the requesting Founding Investor.

3.3 Confidentiality of Records. Each Founding Investor agrees to use the same degree of care as such Founding Investor uses to protect its own confidential information to keep confidential and not disclose to any party any information furnished to such Founding Investor pursuant to Section 3.1 and 3.2 hereof that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Founding Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary or parent of such Founding Investor as long as such partner, subsidiary or parent is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 3.3 or comparable restrictions; (ii) at such time as it enters the public domain through no fault of such Founding Investor; (iii) that is communicated to it free of any obligation of confidentiality; (iv) that is developed by Founding Investor or their respective agents independently of and without reference to any confidential information communicated by the Company; or (v) as required by applicable law. Upon request by the Company, each Founding Investor agrees to enter into a separate confidentiality agreement with the Company.

3.4 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.5 Board of Directors. The Board will consist of up to [...***...] directors (each, a “Director”). Alnylam will have the right to designate two (2) Directors who need not be Independent Directors (the “Alnylam Directors”). Isis will have the right to designate two (2) Directors who need not be Independent Directors (the “Isis Directors”). The President of the Company will, at all times while in office, be a Director. The remaining two members will be independent industry representatives approved by the other Directors then serving on the Board. Other than the President, each Director will serve at the pleasure of the Founding Investor designating such Director until such Director’s removal by the designating Founding Investor or such Director’s resignation. If there is a vacancy on the Board, the vacancy will be filled by the Founding Investor, if any, who initially designated the Director, except if the vacancy is caused by the termination of the President, such vacancy will be filled when the then existing Board appoints the new President. Any Founding Investor may remove, at any time and for any reason, any or all of the Directors designated by such Founding Investor and, subject to the Independent Director requirements, designate in lieu thereof any individual(s) to serve the remainder of the relevant term.

(a) Observers. The right to attend all or particular meetings of the Board (“Observer Rights”) may be granted to any Person designated by a Founding Investor upon the approval of the other Founding Investor (such approval not to be unreasonably withheld or delayed); provided, however, that any Person granted Observer Rights, and/or any representative of such Person attending meetings of the Board, will agree in writing to be subject to appropriate confidentiality obligations if requested by a Director; provided, further, that such holder of Observer Rights may be excluded from any meeting or any portion of a meeting for which any Director believes (i) such meeting or portion will involve a discussion of information that the Company or the Founding Investor designating such Director considers to be a trade secret or of a confidential or proprietary nature, (ii) exclusion of such holder of Observer Rights is desirable in order to preserve the attorney client-privilege or (iii) exclusion is otherwise merited.

(b) Other Attendees. Any Director may invite a subject matter expert to attend any meeting of the Board; provided, however, that any Person granted attendance rights will agree in writing to be subject to appropriate confidentiality obligations if requested by a Director and provided further that no other Director objects to such expert’s presence. Upon such objection, the expert will be excluded from any meeting or any portion of a meeting.

(c) The Directors designated as of the Effective Date are set forth on EXHIBIT B hereto.

3.6 Directors’ Liability and Indemnification. The Company’s Certificate of Incorporation and Bylaws will provide (a) for elimination of the liability of a Director to the maximum extent permitted by law and (b) for indemnification of Directors for acts on behalf of the Company to the maximum extent permitted by law. In addition, the Company will enter into and use its best efforts to at all times maintain reasonable and customary indemnification

***Confidential Treatment Requested

agreements with each of its Directors to indemnify such directors to the maximum extent permissible under applicable law.

3.7 Operating Plan. The Company will use commercially reasonable efforts to operate the Company in accordance with the Approved Operating Plan (as defined below). The initial Operating Plan, dated April 30, 2008 attached hereto as EXHIBIT C (the “Initial Operating Plan”), will be deemed the “Approved Operating Plan” for the period beginning on September 6, 2007 and ending on December 31, 2009 (such period, the “Initial Commitment Period”).

(a) No later than September 30, 2009, and no later than September 30 in each fiscal year thereafter, Regulus’ management will prepare and submit to the Board a proposal for revising the Approved Operating Plan then in effect (“Proposed Operating Plan”), which will include a proposed Development Plan (“Proposed Development Plan”), proposed Operating Budget (“Proposed Operating Budget”).

(b) Each Proposed Operating Plan that has been prepared and submitted by Regulus’ management in accordance with Section 3.7(a) will be considered at the first meeting of the Board following its submission and will be subject to the approval of the Board. The Chairperson will call a special meeting of the Board for this purpose at the request of any Director if the next scheduled regular meeting is later than December 31 of the year in which submission is made. Any such Proposed Operating Plan (or any amendment thereto) that is approved by the Board will be considered the “Approved Operating Plan” for all purposes of this Agreement until amended or replaced.

(c) If, after the Initial Commitment Period, the Board is unable to approve a Proposed Operating Plan that has been prepared and submitted by Regulus’ management in accordance with Section 3.7(a) within three months following the date such Proposed Operating Plan is submitted for approval (a “Stalemate”), either Founding Investor may initiate a Buy-Out in accordance with Section 4; provided, however, that in the event sufficient funding is available to the Company to continue to carry out the Development Plan after the Initial Commitment Period, a Stalemate will not be deemed to have occurred, and neither Founding Investor may initiate a Buy-Out, until a date [...***...] days prior to the date on which all of the Company’s funds are expected to be depleted as determined based on the Approved Operating Plan then in effect.

3.8 Scientific Advisory Board. The Company will maintain a Scientific Advisory Board (“SAB”) consisting of at least three (3) members. The initial members and chairperson of the SAB will be as set forth on EXHIBIT B. Any changes to the composition of the Scientific Advisory Board, including the removal or appointment of the chairperson, will be approved by the Board. The SAB will meet at least at least three time a year until December 31, 2009 and will initially be responsible for (i) advising the Company as to research goals and plans, (ii) reviewing research data and advising the Company with respect to interpretation of such research data, as requested by the Board, President or Chief Scientific Officer; and (iii) advising the Company with respect to research and development decisions, as requested by the Board, President or Chief Scientific Officer.

***Confidential Treatment Requested

3.9 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Section 3.1 and 3.3) will expire and terminate as to each Founding Investor upon the earlier of (i) the effective date of the registration statement pertaining to an Initial Offering or (ii) upon a Liquidation Event, Acquisition or Asset Transfer (in each case as defined in the Company’s Certificate of Incorporation as such may be amended from time to time).

SECTION 4. BUY-OUT.

4.1 Right to Initiate Buy-Out. Within (a) solely in the event of a Stalemate occurring after the end of the Initial Commitment Period (as further described in Section 3.7(c), the [...***...] day period following such Stalemate, (b) at any time, whether before or after the end of the Initial Commitment Period, during the [...***...] day period following notice from a Founding Investor that it has entered into a binding agreement providing for a Change of Control of such Founding Investor (such [...***...] or [...***...] day period, a “Buy-Out Notice Period”), or (c) as provided for in the License Agreement, either Founding Investor (in the case of (a)), the Founding Investor receiving the notice of a Change in Control (in the case of (b)), or the Founding Investor or Founding Investors as specified in the License Agreement (in the case of (c) (in each case, the “Initiating Founding Investor”) has the right, exercisable upon written notice to the Company and the other Founding Investor (the “Buy-Out Notice”), to initiate the sale of the Company or the distribution the Company’s assets, including the Company Intellectual Property and Company’s rights in Licensed IP, in accordance with the terms set forth on EXHIBIT D (the “Buy-Out”).

4.2 Voting Agreement; Cooperation. If any Founding Investor initiates a Buy-Out under Section 4.1, each Founding Investor agrees to vote or act with respect to their Shares, Registrable Securities and designated members of the Board so as to authorize and approve the Buyout unless Exhibit D expressly allows a Founding Investor to withhold such vote or action. Each Party further agrees to assist the other Parties in every proper way to consummate the Buy-Out, effect the Buy-Out, including but not limited to executing and delivering such documents and performing such other acts as a Party may reasonably request in connection with effecting the Buy-Out.

4.3 Preservation of Intent. If any term, covenant or condition of this Section 4 or Exhibit D or the application thereof to any Party or circumstance, to any extent, is invalid or unenforceable, then (a) the remainder of this Section 4 and Exhibit D, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby and each term, covenant or condition of this Section 4 and Exhibit D will be valid and be enforced to the fullest extent permitted by law; and (b) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Section 4 and Exhibit D or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Section 4 and Exhibit D are to be effectuated.

***Confidential Treatment Requested

4.4 Termination of Buy-Out. The provisions set forth in this Section 4 will expire and terminate upon the effective date of the registration statement pertaining to an Initial Offering.

SECTION 5. RIGHTS OF FIRST REFUSAL.

5.1 Subsequent Offerings. Subject to applicable securities laws, each Founding Investor will have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 5.6 hereof. Each Founding Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares or upon the exercise of outstanding warrants or options) of which such Founding Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” will mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock, or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right.

5.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it will give each Founding Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Founding Investor will have [...***...] days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company will not be required to offer or sell such Equity Securities to any Founding Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

5.3 Issuance of Equity Securities to Other Persons. The Company will have [...***...] days thereafter to sell the Equity Securities in respect of which the Founding Investor’s rights were not exercised, at a price not lower and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Founding Investors pursuant to Section 5.2 hereof. If the Company has not sold such Equity Securities within [...***...] days of the notice provided pursuant to Section 5.2, the Company will not thereafter issue or sell any Equity Securities, without first offering such securities to the Founding Investors in the manner provided above.

5.4 Termination and Waiver of Rights of First Refusal. The rights of first refusal established by this Section 5 will not apply to, and will terminate upon the earlier of (i) the effective date of the registration statement pertaining to the Company’s Initial Offering or (ii) an

***Confidential Treatment Requested

Acquisition. Notwithstanding Section 7.5 hereof, the rights of first refusal established by this Section 5 may be amended, or any provision waived with and only with the written consent of the Company and the Founding Investors holding a majority of the Registrable Securities held by all Founding Investors.

5.5 Assignment of Rights of First Refusal. The rights of first refusal of each Founding Investor under this Section 5 may be assigned to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 6.7.

5.6 Excluded Securities. The rights of first refusal established by this Section 5 will have no application to any of the following Equity Securities:

(a) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issued to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

(b) stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the rights of first refusal established by this Section 5 were complied with, waived, or were inapplicable pursuant to any provision of this Section 5.6 with respect to the initial sale or grant by the Company of such rights or agreements;

(c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors;

(d) any Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Company;

(e) any Equity Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution approved by the Board of Directors;

(f) any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act;

(g) any Equity Securities that are issued by the Company in connection with any underwritten public offering;

(h) any Equity Securities issued in connection with strategic transactions involving the Company and other entities, including, without limitation (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Company’s Board of Directors; and

(i) Any Equity Securities issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company.

SECTION 6. REGISTRATION RIGHTS; MARKET STAND-OFF.

6.1 Piggyback Registrations. The Company will notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it will, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice will state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder will nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If the registration statement of which the Company gives notice under this Section 6.3 is for an underwritten offering, the Company will so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 6.3 will be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting will enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting will be allocated, first, to the Company; and second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; provided, however, that such reduction will not be permitted unless such registration does not include shares of any other selling stockholders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting will be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons will be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” will be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Right to Terminate Registration. The Company will have the right to terminate or withdraw any registration initiated by it under this Section 6.1 whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration will be borne by the Company in accordance with Section 6.3 hereof.

6.2 Form S-3 Registration. In case the Company receives from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company will not be obligated to effect any such registration, qualification or compliance pursuant to this Section 6.2:

(i) if Form S-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than fifteen million dollars ($15,000,000);

(iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 6.2, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement;

(iv) if the Company will furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company will have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 6.2; provided, that such right to delay a request will be exercised by the Company not more than twice in any twelve (12) month period;

(v) if the Company has, within the twelve (12) month period preceding the date of such request, already effected one (1) registration on Form S-3 for the Holders pursuant to this Section 6.2, or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company will file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders.

6.3 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 6.1 or 6.2 herein will be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, will be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company will not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 6.2, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company will be obligated pursuant to Section 6.2(b)(v), as applicable, to undertake any subsequent registration, in which event such right will be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses will be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration will not be deemed to have been effected for purposes of determining whether the Company will be obligated pursuant to Section 6.2(b)(v) to undertake any subsequent registration.

6.4 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company will, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to thirty (30) days or, if earlier, until the Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company will exercise its right to delay the filing or effectiveness or suspend the use of a registration hereunder, the applicable time period during which the registration statement is to remain effective will be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the Holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent will not be unreasonably withheld. If so directed by the Company, all Holders registering shares under such registration statement will (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their commercially reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company will not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as will be reasonably requested by the Holders; provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting will also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use its commercially reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

6.5 Delay of Registration; Furnishing Information.

(a) No Holder will have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 6.

(b) It will be a condition precedent to the obligations of the Company to take any action pursuant to Section 6.1 or 6.2 that the selling Holders will furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as will be required to effect the registration of their Registrable Securities.

(c) The Company will have no obligation with respect to any registration requested pursuant to Section 6.2 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 6.2.

6.6 Indemnification. In the event any Registrable Securities are included in a registration statement under Section 6.1 or 6.2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, as applicable, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 6.6(a) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld, nor will the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder, as applicable, selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 6.6(b) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent will not be unreasonably withheld; provided further, that in no event will any indemnity under this Section 6.6 exceed the net proceeds from the offering received by such Holder, as applicable.

(c) Promptly after receipt by an indemnified party under this Section 6.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party will have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party will have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action will relieve such indemnifying party of any liability to the indemnified party under this Section 6.6 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 6.6.

(d) If the indemnification provided for in this Section 6.6 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event will any contribution by a Holder, as applicable, hereunder exceed the net proceeds from the offering received by such Holder, as applicable.

(e) The obligations of the Company and Holders under this Section 6.6 will survive completion of any offering of Registrable Securities, as applicable, in a registration statement and, with respect to liability arising from an offering to which this Section 6.6 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, will, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

6.7 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 6 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, stockholder or other affiliate of a Holder that is a corporation, partnership or limited liability company, (b) acquires all of such Holders Registrable Securities in connection with the sale of all or substantially all of such Holder’s business, or (c) acquires at least two hundred thousand (200,000) shares of Registrable Securities (as adjusted for stock splits and combinations); or (d) is an entity affiliated by common control (or other related entity) with such Holder provided, however, (i) the transferor will, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee will agree to be subject to all restrictions set forth in this Agreement.

6.8 Limitation on Subsequent Registration Rights. Other than as provided in Section 5.10, after the date of this Agreement, the Company will not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders.

6.9 “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder, as the case may be, will not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during (i) the 180-day period following the effective date of the Initial Offering (or such longer period, not to exceed 34 days after the expiration of the 180-day period, as the underwriters or the Company will request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor rule), and (ii) the 90-day period following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period, not to exceed 18 days after the expiration of the 90-day period, as the underwriters or the Company will request in order to facilitate compliance with NASD Rule 2711); provided, that, with respect to (i) and (ii) above, all officers, directors of the Company and all entities who hold Common Stock (or Securities Convertible into Common Stock) in an amount that is greater than 1% of the Company’s then issued and outstanding Common Stock are bound by and have entered into similar agreements. The obligations described in this Section 6.9 will not apply to a Special Registration Statement.

6.10 Agreement to Furnish Information. Each Holder hereby agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with such Holder’s obligations under Section 6.9, as applicable, or that are necessary to give further effect thereto. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder will provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 6.9 and this Section 6.10 will not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said day period. Each Holder agrees that any transferee of any shares of Registrable Securities will be bound by Sections 6.9 and 6.10. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 6.9 and 6.10 and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

6.11 Rule 144 Reporting. With a view to making available to the Holders, as applicable, the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, as applicable, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

6.12 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 6.1 or 6.2 hereof will terminate upon the earlier of: (i) the date three (3) years following an Initial Offering; or (ii) following the Initial Offering, such time as all Registrable Securities issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any ninety (90) day period. Upon such termination, such shares will cease to be “Registrable Securities” hereunder for all purposes.

SECTION 7. MISCELLANEOUS.

7.1 Governing Law. This Agreement will in all respects be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to its choice of law rules.

7.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and will inure to the benefit of and be enforceable by each person who will be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

7.3 Entire Agreement. This Agreement, together with the Ancillary Agreements, including the exhibits and schedules hereto and thereto, constitutes the entire agreement among the Founding Investors and the Company with respect to the specific subject matter hereof, and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties with respect to such specific subject matter. No party hereto will be liable or bound to the other in any manner by any warranties, representations or covenants with respect to the subject matter hereof except as specifically set forth herein. Notwithstanding the foregoing and except as provided herein or in any Ancillary Agreement, neither the dissolution of the Company nor the termination of any Ancillary Agreement will have any affect on any other agreement or contract between the Founding Investors, and the termination or cancellation of any such other agreement or contract will have no effect on this Agreement or any Ancillary Agreement.

7.4 Severability. If one or more provisions of this Agreement are held by a proper court or arbitral tribunal to be unenforceable under applicable law, the unenforceable portions of such provisions, or such provisions in their entirety, to the extent necessary and permitted by law, will be severed herefrom, and the balance of this Agreement will be enforceable in accordance with its terms.

7.5 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified, and the obligations of the Company and the rights of the Holders under this Agreement may be waived, only upon the written consent of (i) the Company, and (ii) a 2/3 majority of shares held by the Founding Investors.

(b) For the purposes of determining the number of Holders or Founding Investors entitled to vote or exercise any rights hereunder, the Company will be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

7.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement will impair any such right, power, or remedy, nor will it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, will be cumulative and not alternative.

7.7 Notices. Except where otherwise specifically provided in this Agreement, all notices, requests, consents, approvals and statements will be in writing and will be deemed to have been properly given by (i) personal delivery, (ii) electronic facsimile transmission, (iii) electronic mail, or by (iv) nationally recognized overnight courier service, addressed in each case, to the intended recipient as set forth below:

To the Company:	Regulus Therapeutics LLC 1896 Rutherford Road Carlsbad, California 92008 Attention: President

With a copy to:	Alnylam and/or Isis at the addresses below

To Alnylam:	Alnylam Pharmaceuticals, Inc. 300 Third Street, 3rd Floor Cambridge, MA 02142 Attention: Vice President, Legal

With a copy to:	WilmerHale 60 State Street Boston, MA 02109 Attention: Steven D. Singer, Esq.

To Isis:	Isis Pharmaceuticals, Inc. 1896 Rutherford Road Carlsbad, California 92008 Attention: Chief Financial Officer

With a copy to:	Isis Pharmaceuticals, Inc. 1896 Rutherford Road Carlsbad, California 92008 Attn: General Counsel (fax) 760-268-4922

Such notice, request, demand, claim or other communication will be deemed to have been duly given on (a) the date of personal delivery, (b) the date actually received if by facsimile or electronic mail; or (c) on the third business day after delivery to a nationally recognized overnight courier service, as the case may be. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

7.8 Fees and Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. For purposes of this Section 7.8, “prevailing party” means the net winner of a dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded, and offsets or counterclaims pursued (successfully or unsuccessfully) by the other Party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the prevailing party from the date of the offer forward.

7.9 Titles and Subtitles; Form of Pronouns; Construction and Definitions. The titles of the Sections and paragraphs of this Agreement are for convenience only and are not to be considered in construing this Agreement. All pronouns used in this Agreement will be deemed to include masculine, feminine and neuter forms, the singular number includes the plural and the plural number includes the singular and will not be interpreted to preclude the application of any provision of this Agreement to any individual or entity. Unless the context otherwise requires, (i) each reference in this Agreement to a designated “Section,” “Schedule,” “Exhibit,” or “Appendix” is to the corresponding Section, Schedule, Exhibit, or Appendix of or to this Agreement; (ii) the word “or” will not be applied in its exclusive sense; (iii) “including” will mean “including, without limitation”; (iv) references to “$” or “dollars” will mean the lawful currency of the United States; and (v) “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. References in this Agreement to particular sections of the Securities Act or to any provisions of Delaware law will be deemed to refer to such sections or provisions as they may be amended or succeeded after the date of this Agreement.

7.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument, and will become effective when there exist copies hereof which, when taken together, bear the authorized signatures of each of the parties hereto. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

7.11 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control will be aggregated together for the purpose of determining the availability of any rights under this Agreement.

7.12 Specific Performance. The failure of any party to this Agreement to perform its agreements and covenants hereunder, including but not limited to Section 4, may cause irreparable injury to the other parties to this Agreement for which monetary damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any Member’s obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this Section 7.12 is without prejudice to any other rights that the Founding Investors and the Company hereto may have for any failure to perform this Agreement.

7.13 Termination. This Agreement will terminate and be of no further force or effect upon the earlier of (i) a Liquidation Event, Acquisition or Asset Transfer; or (ii) the date three (3) years following the Closing of the Initial Offering that results in the conversion of all outstanding shares of Preferred Stock.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this FOUNDING INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

REGULUS THERAPEUTICS INC.

By:	/s/ Kleanthis G. Xanthopoulos

FOUNDING INVESTORS:

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Barry Greene

EXHIBIT A

DEFINITONS

1.1 “Ancillary Agreements” means the License Agreement and the Services Agreement each as amended from time to time.

1.2 “Change of Control” means, with respect to a Founding Investor (the “Affected Founding Investor”), the earlier of (x) the public announcement of and (y) the closing of: (a) a merger, reorganization or consolidation involving the Affected Founding Investor in which its shareholders immediately prior to such transaction would hold less than 50% of the securities or other ownership or voting interests representing the equity of the surviving entity immediately after such merger, reorganization or consolidation, or (b) a sale to a Third Party of all or substantially all of the Affected Founding Investor’s assets or business relating to this Agreement. Any Founding Investor will notify each other Founding Investor within two (2) Business Days of entering into an agreement which, if consummated, would result in a Change of Control.

1.3 “Common Stock” means the Common Stock of the Company.

1.4 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.5 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.6 “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 6.7 hereof.

1.7 “Independent Director” means a Director who is not an (i) Affiliate, director or officer of, or an immediate family member of, any director or officer of the Founding Investor designating such Director, or (ii) an officer or employee of, or immediate family member of any officer or employee of, the Company.

1.8 “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

1.9 “License Agreement” means that certain Amended and Restated License and Collaboration Agreement by and among the Company, Alnylam and Isis dated January 1, 2008, as amended from time to time.

1.10 “Person” means a natural person, company, corporation, partnership, trust or other organization or legal entity of any type, whether or not formally organized.

1.11 “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.12 “Registrable Securities” means (a) Common Stock issuable or issued upon conversion of the Shares and (b) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities will not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144, (ii) sold in a private transaction in which the transferor’s rights under Section 6 of this Agreement are not assigned or (iii) eligible for resale pursuant to Rule 144 without volume limitations.

1.13 “Registrable Securities then outstanding” will be the number of shares of Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

1.14 “Registration Expenses” will mean all expenses incurred by the Company in complying with Sections 6.1 or 6.2, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed ten thousand dollars ($10,000) of a single special counsel for the Holders, if applicable, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which will be paid in any event by the Company).

1.15 “SEC” or “Commission” means the Securities and Exchange Commission.

1.16 “Securities Act” will mean the Securities Act of 1933, as amended.

1.17 “Selling Expenses” will mean all underwriting discounts and selling commissions applicable to the sale.

1.18 “Shares” will mean the Company’s Preferred Stock issued pursuant to the Purchase Agreement held from time to time by the Founding Investors and their permitted assigns.

1.19 “Special Registration Statement” will mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

EXHIBIT B

INITIAL DIRECTORS

AND

INITIAL SAB MEMBERS

Board of Directors:

Name	Title

Kleanthis G. Xanthopoulos, Ph.D.	President, Regulus Therapeutics LLC

David Baltimore, Ph.D.	Independent Director nominated by Alnylam

Stelios Papadopoulos, Ph.D.	Independent Director nominated by Isis

John M. Maraganore, Ph.D.	Alnylam Director

Barry E. Greene	Alnylam Director

Stanley T. Crooke, M.D., Ph.D.	Isis Director

B. Lynne Parshall, J.D.	Isis Director

SAB Members:

Name	Title

David Baltimore, Ph.D.	Member and Chairperson

David Bartel, Ph.D.	Member

Scott Hammond, Ph.D.	Member

Markus Stoffel, M.D., Ph.D.	Member

Thomas Tuschl, Ph.D.	Member

Philip Zamore, Ph.D.	Member

EXHIBIT C

OPERATING PLAN

[...***...]

***Confidential Treatment Requested

EXHIBIT D

TERMS OF BUY-OUT

Capitalized terms used but not otherwise defined herein will have the meaning ascribed to them in the Agreement or the License Agreement.

1.1 Negotiated Resolution. Following the Company’s receipt of the Buy-Out Notice, the Founding Investors will take all actions necessary to cause the sale of the Company to a Third Party or a Founding Investor (whether through merger, acquisition of 100% of the Equity Securities or purchase of all or substantially all of the assets of the Company) (a “Sale”). The Company promptly thereafter will retain a reputable investment bank chosen by mutual agreement (such agreement not to be unreasonably withheld, conditioned or delayed) of the Founding Investors and the Company (the “Investment Banker”) to assist with the valuation and possible Sale of the Company; provided, however, that in the event that due to then-current market conditions a Sale would be impractical because it would be reasonably like to result in proceeds from such Sale to either Founding Investor that are substantially below such Founding Investor’s cost basis in its investment in the Company, as determined based on the written advice of the Investment Banker (“Poor Market Conditions”), then the Founding Investors will mutually determine whether notwithstanding such market conditions to attempt to Sell the Company to a Third Party or a Founding Investor; and, provided, further however, that, notwithstanding anything in this Exhibit D or Section 4.2 to the contrary, neither Founding Investor will be required to agree to enter into, or to approve the Company’s entering into, such a Sale. Any such Sale will be subject to all other terms agreed upon by the Founding Investors and the Company, which will be documented in a separate written agreement among the parties (a “Sale Agreement”).

1.2 Non-Negotiated Resolution.

(a) If (i) Poor Market Conditions exist and the Founding Investors do not determine pursuant to Section 1.1 to attempt a Sale of the Company, or (ii) the Founding Investors have not within [...***...] days after the Company’s receipt of the Buy-Out Notice, or such longer period as mutually agreed to by the Founding Investors (such period, the “Buy-Out Negotiation Period”), executed a Sale Agreement, the Company will, except as otherwise set forth in this Section 1.2, distribute and assign to the Founding Investors, or their designated Affiliate, jointly, in accordance with Pro Rata Share, all of the Company’s rights, interests and assets, other than any contracts and/or arrangements between the Company and Third Parties that the Board determines cannot or should not be assigned (“Third Party Contracts”) (provided that the Parties agree to use commercially reasonable efforts to provide for the assignment of all Third Party Contracts), and the provisions of this Section 1.2 will apply. For purposes of this Exhibit D, “Pro Rata Share” means, with respect to each Investor at any particular moment, the ratio of (a) the number of shares of the Company’s Common Stock (not including any shares of Common Stock issuable or issued upon conversion of the Shares or upon the exercise of outstanding warrants or options) of which such Investor is deemed to be a holder immediately prior to the moment in question to (b) the total number of shares of the Company’s

***Confidential Treatment Requested

outstanding Common Stock (not including any shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the moment in question.

(b) Distribution of Intellectual Property.

(i) Upon the distribution of the Company’s assets pursuant to this Section 1.2, each Founding Investor or its designated Affiliate will receive, subject to Third Party Rights and Third Party Contracts, (1) a co-exclusive license under Company Intellectual Property Controlled by the Company at the end of the Buy-Out Negotiation Period, for any and all purposes, and (2) a co-exclusive license under Licensed IP licensed to the Company at the end of the Buy-Out Negotiation Period, for any and all purposes within the scope of the license granted to the Company (collectively, the “Distributed IP”); provided, however, that (y) to the extent that one Founding Investor has obtained a license in connection with an Opt-In Election or obtains a license pursuant to Section 1.2(d) or 1.2(e), the licenses to the Distributed IP under this Section 1.2(b) will not include the right to Develop, Manufacture or Commercialize the Program/Project Compounds or Program/Project Therapeutics subject to such Opt-In election or license pursuant to Section 1.2(d) or 1.2(e); and (z) to the extent that a Founding Investor has obtained a license in connection with Section 2.3 of the License Agreement, the licenses to the Distributed IP under this Section 1.2(b) will be subject to such license granted to such Founding Investor. For purposes of this Section 1.2(b)(i), “co-exclusive” means that such license is exercisable by each Founding Investor or its designated Affiliate, and that the Company retains no rights to exercise any such licensed Intellectual Property.

(ii) The rights granted to each Founding Investor in this Section 1.2(b) will be (1) royalty-bearing, as set forth in Section 1.2(b)(iii) below, and (2) sublicenseable solely (A) to such Founding Investor’s Affiliates or (B) by such Founding Investor or its Affiliates to a Third Party pursuant to a Bona Fide Collaboration; provided that, (x) each such sublicense will be subject and subordinate to, and consistent with, the terms and conditions of the License Agreement and this Exhibit D, and will provide that any such sublicensee will not further sublicense except on terms consistent with this clause; (y) such Founding Investor will remain responsible for the performance of its sublicensees, and will ensure that all such sublicensees comply with the relevant provisions of the License Agreement and this Exhibit D and (z) in the event of a material default by any of its sublicensees under a sublicense agreement, such Founding Investor will inform the Company and the other Founding Investor and will take such action, after consultation with such other parties, which, in such Founding Investor’s reasonable business judgment, will address such default.

(iii) Each Founding Investor will, to the extent it, its Affiliates and/or Sublicensees develop a Royalty-Bearing Product under Intellectual Property distributed from the Company to the Founding Investor pursuant to this Section 1.2(b) that does not become subject to Section 1.2(d) or 1.2(e): (x) pay to the other Founding Investor (or its designated Affiliate) a royalty of [...***...]% on Net Sales of such Royalty-Bearing Products sold by the selling Founding Investor, its Affiliates and/or Sublicensees, on a Royalty-Bearing Product-by-Royalty-Bearing Product and a country-by-country basis, during the Royalty Term (provided, however, that, for the remainder of the relevant Royalty Term following the end of both the relevant Exclusivity Period, the royalty rate will be [...***...]%), and (y) be responsible for all milestones, royalties and

***Confidential Treatment Requested

other payments payable to Third Parties in respect of the exercise of such license by such selling Founding Investor, its Affiliates and/or Sublicensees, including without limitation any amounts payable by either Founding Investor or the Company to its Third Party licensors with respect to the license and sublicense granted to such Founding Investor pursuant to this Section 1.2(b). The royalty-paying Founding Investor will use Commercially Reasonable Efforts to benefit from offsets to the amounts payable to such Founding Investor’s Third Party licensors.

(c) Retained Assets and Rights. Following the distribution of the Company’s assets pursuant to this Section 1.2, the Company will not maintain any interest in or right to any assets of the Company, including Intellectual Property, except to the extent the Board determines is necessary to maintain Third Party Contracts or its obligations to Opt-In Parties or Founding Investors pursuant to the Buy-Out. Notwithstanding the foregoing, the Parties will use their Commercially Reasonable Efforts to remove any restrictions on, and facilitate the distribution of, the Company’s assets pursuant to this Section 1.2.

(d) Research Program Selection and Transfer.

(i) Within [...***...] Business Days following the distribution of the Company’s assets in accordance with Section 1.2(a) and (b), the non-Initiating Founding Investor will submit a bid, consisting [...***...] (“First Selection Right Bid”), to the Initiating Founding Investor to obtain the first right to select a Research Program from the most recent Program/Project List with respect to which such Founding Investor desires to acquire exclusive rights; provided, however, that in the event the non-Initiating Founding Investor does not submit such a bid with [...***...] Business Days, the Initiating Founding Investor may assume the rights of the non-Initiating Founding Investor set forth in this Section 1.2(d) with respect to the First Selection Right Bid. The Initiating Founding Investor will have [...***...] Business Days to notify the non-Initiating Founding Investor of its acceptance or rejection of such First Selection Right Bid.

(ii) If the Initiating Founding Investor accepts such First Selection Right Bid,

(1) The non-Initiating Founding Investor will have the right, upon payment to the Initiating Founding Investor of the [...***...] set forth in the First Selection Right Bid (which [...***...] will be due and payable within [...***...] Business Days after acceptance of such bid), to select one Research Program (“Selected Program”). Upon such selection, the non-Initiating Founding Investor will obtain the license set forth in clause (vi) below under Intellectual Property directed to such Selected Program; and.

(2) Each of the Founding Investors, starting with the Initiating Founding Investor, will then take turns selecting (by written notice within [...***...] ([...***...]) Business Days following the last selection by the other Founding Investor) a Research Program (other than the Selected Program), until all Research Programs on the Program/Project List have been selected by the Founding Investors (and each such selected Research Program is a “Selected Program” hereunder), and each Founding Investor will obtain the rights set forth in clause (vi) below under Intellectual Property directed to the Research Program selected by such Founding Investor.

***Confidential Treatment Requested

(iii) If the Initiating Founding Investor rejects such First Selection Right Bid, such Founding Investor will submit to the non-Initiating Founding Investor, concurrently with such notice of rejection, a counterbid which is higher than such First Selection Right Bid by at least [...***...]% or $[...***...] (whichever is higher). The non-Initiating Founding Investor will have [...***...] Business Days to accept or reject such counterbid.

(iv) If the non-Initiating Founding Investor accepts such counterbid, the Initiating Founding Investor will have the right, upon payment to the non-Initiating Founding Investor of the amount set forth in such counterbid (which amount will be due and payable within [...***...] Business Days after acceptance of such counterbid), to select a Research Program (other than a Selected Program) and each such selected Research Program is a “Selected Program” hereunder. Upon completion of the Buy-Out, the Initiating Founding Investor will obtain from the non-Initiating Founding Investor the rights set forth in clause (vi) below with respect to the Research Program selected by such Founding Investor.

(v) If the non-Initiating Founding Investor rejects such counterbid, then such non-Initiating Founding Investor will submit, concurrently with such notice of rejection, its counterbid to the Initiating Founding Investor’s counterbid, which counterbid must be higher than the Initiating Founding Investor’s counterbid by at least [...***...]%, and the process will repeat itself until a bid is accepted or no counterbid exceeds the prior bid or counterbid by at least [...***...]%.

(vi) Each Founding Investor will grant to the other Founding Investor which purchased a Selected Program hereunder (the “Buy-Out Party”), subject to Third Party Rights, an exclusive (to the fullest extent possible) license under Distributed IP (which, with respect to Licensed IP therein, is within the scope of the license granted to the Founding Investor by the Company), to Develop, Manufacture and/or Commercialize the miRNA Compound(s) and miRNA Therapeutics included in such Selected Program in the Field.

(vii) Such licenses to Distributed IP will be (1) royalty-bearing as set forth in Section 1.2(d)(viii) below, and (2) sublicenseable; provided that, (x) each such sublicense will be subject and subordinate to, and consistent with, the terms and conditions of this Exhibit D, and will provide that any such Sublicensee will not further sublicense except on terms consistent with this clause; (y) such Founding Investor will remain responsible for the performance of its Sublicensees, and will ensure that all such Sublicensees comply with the relevant provisions of the License Agreement and this Exhibit D and (z) in the event of a material default by any of its Sublicensees under a sublicense agreement, such Founding Investor will inform the Company and the other Founding Investor and will take such action, after consultation with such other Parties, which, in such Founding Investor’s reasonable business judgment, will address such default.

(viii) Each Founding Investor selecting a Selected Program will (1) pay to the other Founding Investor (or its designated Affiliate) a royalty of [...***...]% on Net Sales of any Royalty-Bearing Product with respect to such Selected Program, on a Royalty-Bearing Product-by-Royalty-Bearing Product and a country-by-country basis, during the Royalty Term (provided, however, that, for the remainder of the relevant Exclusivity Period, the royalty rate will be [...***...]%, and (2) be responsible for milestones, royalties and other payments payable to

***Confidential Treatment Requested

Third Parties in respect of the exercise of such license by such selling Founding Investor, its Affiliates and/or Sublicensees, including without limitation any amounts payable by either Founding Investor or the Company to its Third Party licensors with respect to the licenses granted to such Founding Investor pursuant to Section 1.2(a). The royalty-paying Founding Investor will use Commercially Reasonable Efforts to benefit from offsets to the amounts payable to such Founding Investor’s Third Party licensors.

(ix) Each Founding Investor will assign or exclusively license to the other Founding Investor, to the fullest extent possible, all of its rights and obligations in assets, other than Intellectual Property, distributed by the Company to the Founding Investors pursuant to Section 1.2(a), to the extent such assets are solely related to any of the other Founding Investor’s Selected Programs. In the event any such assets are related to Selected Programs of both Founding Investors, each Founding Investors will assign to or exclusively license the other, to the fullest extent possible, the rights to such assets as they relate to the other Founding Investor’s Selected Programs.

(e) Development Project Selection and Transfer.

(i) Within [...***...] Business Days following the completion of the distribution of the Company’s assets pursuant to Section 1.2(a), the non-Initiating Party (the “Bidding Party”) will have the right to submit to the other Founding Investor a bid, which need not be limited to a [...***...] (“Project Bid”), with respect to one or more Development Projects included in the most recent Program/Project List; provided that, a separate Project Bid must be submitted for each and every Development Project for which the Party is bidding. Notwithstanding the foregoing, in the event the non-Initiating Party does not submit such a bid within [...***...] Business Days, the Initiating Party may assume the rights of the non-Initiating Party set forth in this Section 1.2(e) with respect to a Project Bid. The non-Bidding Party will have [...***...] Business Days to notify the Bidding Party of its acceptance or rejection of a Project Bid made by the Bidding Party, on a Project Bid-by-Project Bid basis.

(ii) If the non-Bidding Party accepts a Project Bid or does not reject a Project Bid and provide a counterbid in accordance with clause (iii) below (in which case the Project Bid is deemed accepted) within such [...***...] Business Day period, the Bidding Party, subject to compliance with its payment obligations under the terms of such Project Bid (including, without limitation, payment of any upfront fees to the non-Bidding Party), will obtain the rights set forth in clause (vi) below with respect to the Development Project covered by such accepted Project Bid.

(iii) If the non-Bidding Party rejects a Project Bid, the non-Bidding Party (“Counterbidding Party”) will submit to the Bidding Party, concurrently with its notice of rejection, a counterbid with terms which are more favorable, when taken as a whole, to the Bidding Party than the terms set forth in the Project Bid, by at least the greater of (1) [...***...]% (as measured by industry standards) or (2) $[...***...] (if the Project Bid is less than or equal to $[...***...]). The Bidding Party will have [...***...] Business Days to accept or reject such counterbid.

(iv) If the Bidding Party accepts such counterbid or does not reject such counterbid and provide a counterbid in accordance with clause (v) below (in which case the

***Confidential Treatment Requested

Counterbidding Party’s counterbid is deemed accepted) within such [...***...] Business Day period, the Counterbidding Party, subject to compliance with its payment obligations under the terms of such counterbid (including, without limitation, payment of any upfront fees to the Bidding Party), will obtain the rights set forth in clause (vi) below with respect to the Development Project covered by such accepted counterbid.

(v) If the Bidding Party rejects such counterbid, such Bidding Party will submit, concurrently with its notice of rejection, its counterbid to the Counterbidding Party’s counterbid, which counterbid must be higher than the Counterbidding Party’s counterbid by at least [...***...]% (as measured by industry standards), and the process will repeat itself until a bid for a Development Project is accepted; provided, however, that, if a Founding Investor to which a counterbid is submitted determines in good faith that the terms of such counterbid are not more favorable to such Founding Investor, taken as a whole, than the terms offered in such Founding Investor’s most-recent prior bid, by at least [...***...]% (as measured by industry standards), then at any time within the [...***...] day period during which such Founding Investor may accept or reject such counterbid, such Founding Investor (the “Contesting Party”) may notify the other Parties thereof and will have the right to submit such matter to a reputable investment bank (“Qualified Third Party”) chosen by mutual agreement of the Founding Investors. If the Founding Investors are unable to agree upon a Qualified Third Party within [...***...] Business Days after receipt of the Contesting Party’s notice, the Company (through a vote of its Board) will select a Qualified Third Party within [...***...] Business Days after the end of such initial [...***...] Business Day period and will promptly notify the Founding Investors of the Qualified Third Party selected. The Founding Investors will then submit the dispute to such Qualified Third Party and will instruct such Qualified Third Party to determine whether the counterbid most-recently proposed by the non-Contesting Party is more favorable, taken as a whole, than the terms proposed by the Contesting Party, by at least [...***...]% (as measured by industry standards) and to deliver a written report to both Founding Investors within [...***...] Business Days following submission of such dispute to such Qualified Third Party. Such Qualified Third Party’s determination will be binding on the Founding Investors. If such Qualified Third Party determines that the counterbid proposed by the non-Contesting Party constitutes a sufficient counterbid, such counterbid will be deemed accepted by the Contesting Party. If such Qualified Third Party determines that the counterbid proposed by the non-Contesting Party does not constitute a sufficient counterbid, then the immediately preceding bid or counterbid terms proposed by the Contesting Party will be deemed accepted by the non-Contesting Party. The Founding Investor against whom the Qualified Third Party finds will bear the costs of such Qualified Third Party.

(vi) Each Founding Investor will grant to the other Founding Investor that purchased a Development Project hereunder (the Buy-Out Party), subject to Third Party Rights, an exclusive (to the fullest extent possible) sublicense under Distributed IP (which, with respect to Licensed IP therein, is within the scope of the license granted to the Founding Investor by the Company), to Develop, Manufacture and/or Commercialize miRNA Compounds and miRNA Therapeutics included in the Development Project in the Field.

(vii) Such license to such Development Project will be (1) royalty-bearing in accordance with the terms of the accepted bid covering such Development Project, and (2) sublicenseable; provided that, (1) each such sublicense will be subject and subordinate to,

***Confidential Treatment Requested

and consistent with, the terms and conditions of this Exhibit D, and will provide that any such Sublicensee will not further sublicense except on terms consistent with this clause; (2) such Founding Investor will remain responsible for the performance of its Sublicensees, and will ensure that all such Sublicensees comply with the relevant provisions of the License Agreement and this Exhibit D and (3) in the event of a material default by any of its Sublicensees under a sublicense agreement, such Founding Investor will inform the Company and the other Founding Investor and will take such action, after consultation with such other Parties, which, in such Founding Investor’s reasonable business judgment, will address such default.

(viii) Each Founding Investor will assign or exclusively license to the other Founding Investor, to the fullest extent possible, all of its rights and obligations in assets, other than Intellectual Property, distributed by the Company to the Founding Investors pursuant to Section 1.2(a) to the extent such assets are solely related to any of the other Founding Investor’s Selected Development Projects. In the event any such assets are related to Development Programs of both Founding Investors, each Founding Investor will assign to the other, to the fullest extent possible, the rights to such assets as they relate to the other Founding Investor’s Development Programs.

(ix) The Parties will promptly negotiate in good faith and execute a written agreement substantially in accordance with the terms of the accepted bid covering each such Development Project.

(f) Company Following Buy-Out. In the event of a Buy-Out pursuant to this Section 1.2, the Company will not be dissolved if, in the discretion of the Board, it should continue to exist for the purpose of maintaining Third Party Contracts and/or receiving payments from Third Parties that may become due to the Company following the completion of the Buy-Out, making tax and other distributions, filing tax and other required reports and conducting any activity necessary for the purpose of dissolving the Company pursuant to Section 10 (the “Post Buy-Out Activities”). In the event the Company is not dissolved following the completion of a Buy-Out pursuant to this Section 1.2, the Company will be prohibited from engaging in any activities other than the Post Buy-Out Activities, and any assets acquired by the Company after the completion of the Buy-Out will be distributed as determined by the Managing Board, unless otherwise distributable under then-existing agreements.

(g) Diligence. Each Founding Investor will use Commercially Reasonable Efforts to Develop and Commercialize the miRNA Compounds and miRNA Therapeutics covered by the Research Program or Development Project purchased by such Founding Investor under this Section 1.2, at such Founding Investor’s own expense, in the Field, either by itself or with or through its Affiliates or Sublicensees.

(h) Non-Compete. With respect to any Research Program or Development Project, the non-Opt-In Party or non-Buy-Out Party will not, itself or through its Affiliates or with Third Parties, Discover, Develop, Manufacture or Commercialize the relevant Opt-In Products or Buy-Out Products during the period (i) prior to first commercial sale of an Opt-In Product or Buy-Out Product with respect to such Research Program or Development Project anywhere in the world, as long as the relevant Opt-In Party or Buy-Out Party reasonably believes that the Opt-In Product or Buy-Out Product would be a Royalty-Bearing Product upon first commercial sale, and (ii) after first commercial sale of a Royalty-Bearing Product with respect to such Research Program or Development Project anywhere in the world, until the expiration of all Royalty Terms for all Royalty-Bearing Products for such Research Program or Development Project; provided, however, that each Party will be entitled to grant Permitted Licenses.

1.3 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under this Exhibit D and Section 4 of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties will retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. The Parties agree that each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of Applicable Law outside the United States that provide similar protection for ‘intellectual property.’ The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code or analogous provisions of applicable law outside the United States, the Party that is not subject to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in the non subject Party’s possession, will be promptly delivered to it upon the non subject Party’s written request thereof. Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

EXHIBIT E

FINANCIAL REQUIREMENT FOR EQUITY ACCOUNTING

Once Regulus is no longer consolidated into Isis’ financials and is not using Isis’ financial systems, then Regulus may hire its own auditors subject to the requirements below that are necessary to ensure that Isis and Alnylam receive in a timely manner the information each needs to record its share of Regulus’ income/losses.

1.	Regulus’ auditors will be an independent registered public accounting firm of recognized national standing.

2.	Regulus will provide Isis and Alnylam the audited annual financial statements of Regulus no later than [...***...] weeks after the end of each fiscal year, including the related notes thereto. The financial statements include the following:

a.	A balance sheet of Regulus as of the close of such fiscal year.

b.	A statement of net income for such fiscal year.

c.	A statement of cash flows for such fiscal year.

d.	The related notes thereto.

e.	These financial statements will contain in comparative form the figures for the previous fiscal year.

f.	An opinion of Regulus’ auditors that the above financial statements present fairly, in all material respects, the financial position of Regulus and its results of operations and cash flows. Also, that the financial statements have been prepared in conformity with GAAP and that the audit by Regulus’ auditors has been made in accordance with generally accepted auditing standards and that audit provides a reasonable basis for the auditors’ opinion.

3.	Regulus will provide Isis and Alnylam an unaudited balance sheet of Regulus as of the end of each quarter and unaudited statements of income and cash flows of Regulus for such quarter and for the current fiscal year to the end of such fiscal quarter within [...***...] ([...***...]) calendar days after the end of each fiscal quarter of Regulus, including the related notes thereto.

a.	The financial statements will be those outlined in 2(a) — (f) above.

b.	These financial statements will be reviewed by Regulus’ auditors, which review will be complete prior to Regulus providing the above financial statements to Isis and Alnylam.

c.	These financial statements will include a certificate signed by the CEO and CFO of Regulus stating that these financial statements were prepared in conformity with GAAP from the books and records of Regulus and that there were no changes in the internal control environment of Regulus that would materially affect the integrity of these statements.

4.	Regulus will provide Isis and Alnylam with an unaudited balance sheet of Regulus as of the end of each month and unaudited statements of income and of cash flows of Regulus for such month and for the current fiscal year to the end of such month promptly following Regulus’ completion of the review of its financial statements for such month (other than the last month of any fiscal quarter).

***Confidential Treatment Requested

a.	The financial statements will be those outlined in 2(a) — (f) above, excluding 2(d).

5.	The financial statements referred to above will be accompanied by the report thereon of the independent accountants engaged by Regulus as described in 2(f) above. Additionally, Regulus will provide to Isis and/or Alnylam any supplemental schedules reasonably required by either company, and Regulus will make its management available to Isis and/or Alnylam for reasonable inquiries regarding its financials.

6.	Regulus will provide Isis and Alnylam with any certificate that may be reasonably necessary to meet Isis’ and Alnylam’s SOX 404 requirements.

7.	If Isis’ and/or Alnylam’s filing requirements change, all three companies together will review the timing outlined above. If filing requirements for either Isis or Alnylam are accelerated, Regulus agrees to provide the information in #2 and #3 above on the timeline that Isis and/or Alnylam reasonably determines is necessary to meet its filing requirements.